Corporate Resolution

Aquila Three Peaks Opportunity Growth Fund

Be it known that the following corporate resolution is in full force and effect:

WHEREAS The Board of Trustees of the Fund adopted the following resolutions on motion duly made, seconded and carried unanimously at the Fund’s Board of Trustees’ Meetings held on June 9, 2013;

NOW, THEREFORE, BE IT RESOLVED, that the proposed extension of the fidelity bond with ICI Mutual Insurance Company be and it hereby is approved through October 31, 2013, as a joint insured bond including the respective Fund and related entities, and

RESOLVED, that there is hereby authorized an extension premium (with premium tax) and a commitment to ICI Mutual Insurance Company, and

RESOLVED, that allocation of the extension premium and premium tax shall be in accordance with an Agreement Among Insureds to be executed by the respective Fund as an additional party, and

RESOLVED, that the Secretary is hereby authorized to make any required filings with the Securities and Exchange Commission pursuant to Rule 17g-1 under the Investment Company Act of 1940.

Sealed this 11th day of July, 2013.
/s/ Charles E. Childs, III
Charles E. Childs, III
Secretary